Exhibit 10(c)

-94-
                  Salary Continuation Plan for Executives of
                  Lincoln National Corporation and Affiliates
                       as amended through January 1, 1992


         Section 1. History and Effective Date. The following provisions constitute an amendment, restatement, and continuation of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the "Plan").

         Section 2. Purpose. The Plan was established because certain highly-compensated employees ("Executives") have been and will be key persons in the successful operation of the Company and other Employers. Lincoln National Corporation (the "Company") desires (a) to assure that it will have the benefit of the Executives' services until retirement; and (b) after termination of service, but prior to age 65, to retain the Executive's exclusive consultative services. The Company and each Affiliate (as defined below) which with the consent of the Chief Executive Officer of the Company has adopted or hereafter adopts the Plan are referred to below collectively as the "Employers" and individually as an "Employer." The term "Affiliate" means any corporation 50 percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

         Section 3. Employees Eligible to Participate. Individuals from a select group of highly- compensated employees shall be eligible to participate in the Plan as determined by the Chief Executive Officer of the Company. Such an eligible employee who participates in the Plan is hereinafter called "Executive".

         Section 4. Effective Date of Executive's Participation. The Plan shall become effective for an Executive on the date specified in the Joinder Agreement signed by the Executive and agreed to by the Company.

         Section 5. Amount of Salary Continuation Benefit. The amount of salary continuation benefit shall be based on 2% of the Executive's final monthly salary multiplied by the total number of years of participation in the Plan up to a maximum of 10% of the Executive's final monthly salary. An Executive's final monthly salary shall be that monthly rate of salary which is being paid at termination of service unless the Executive retires after age 65, in which case, the final monthly salary shall be the monthly rate of salary which is being paid at the time the Executive attains age 65. Effective January 1, 1992, the maximum final monthly salary used to calculate the Salary Continuation Benefit shall be the greater of $16,667.00 and the monthly salary in effect on December 31, 1991. Years of participation shall be counted beginning with the effective date of an Executive's Participation as described in Section 4. A year of participation shall be a 12 month period beginning with the Executive's effective date of participation and ending with the day preceding the first anniversary of such effective date. Each succeeding 12 month period of participation shall be counted as a year of participation in the Plan. An Executive who does not have five full years of participation in the Plan and who retires while participating will be granted a full year of participation for any final partial year.

         Section 6. Salary Continuation Benefits upon Retirement at or after Age
65. Upon retirement at or after age 65, the Company or the Affiliate for which the Executive last performed services, agrees to pay salary continuation benefits to the Executive in the amount calculated in Section 5.

         Section 7. Salary Continuation Benefits upon Retirement prior to Age
65. Upon retirement prior to age 65 and under circumstances entitling him to receive retirement benefits in accordance with the provisions of the Company's employees' retirement plan, the Company agrees to pay salary continuation benefits to the Executive. The amount of such benefit shall be the amount calculated in Section 5, actuarially reduced in accordance with the following table and with such linear interpolations as shall in the sole discretion of the Company be necessary to take into account the exact age (including fractions) of the Executive at the date of retirement:

              Applicable Factor      Applicable Factor     Applicable Factor
              If Executive Has At    If Executive Has      If Executive Has Less
              Least 25 Vesting Yrs   20-25 Vesting Yrs     Than 20 Vesting Yrs
Executive's   of Service Under the   of Service Under the  of Service Under the
 Age at       Company's Employees'   Company's Employees'  Company's Employees'
Retirement    Retirement Plan        Retirement Plan        Retirement Plan

   65                1.00                  1.00                   1.00
   64                1.00                   .92                    .91
   63                1.00                   .85                    .83
   62                1.00                   .79                    .75
   61                 .95                   .74                    .67
   60                 .90                   .70                    .60
   59                 .85                   .66                    .55
   58                 .80                   .62                    .50
   57                 .75                   .58                    .45
   56                 .69                   .54                    .40
   55                 .63                   .50                    .35

    Section 8. Method and Duration of Payment of Benefits. Benefit payments under Sections 6 and 7 shall be made on the first day of the first calendar month following the date of retirement and on the first day of each calendar month thereafter so long as the Executive shall live; provided, however, that in no event shall the Company make less than one hundred twenty (120) such payments, whether to the Executive or to the Beneficiary.

    Section 9. Death Benefit Before Retirement and Before Age 65. For Executives who signed a Joinder Agreement on or before December 31, 1991, if the Executive dies prior to termination of service and prior to attaining age 65, all of the rights of the Executive hereunder shall terminate, except that the Beneficiary shall receive a payment equal to 25% of the Executive's annual rate of salary, immediately upon receipt by the Company of satisfactory proof of death, and an equal amount thereafter on the yearly anniversary of the Executive's death until the Executive, if alive, would have attained age 65, and until a total of at least ten (10) payments have been made. Effective January 1, 1992, the annual salary used to calculate the death benefit shall not exceed the greater of $200,000 and the annual salary in effect on December 31, 1991.

    Section 10. Death Before Retirement but After Age 65. If the Executive dies before retiring but after attaining age 65, all rights of the Executive hereunder shall terminate except that upon receipt of satisfactory proof of the Executive's death immediately there shall be paid to the Beneficiary and thereafter paid on the monthly anniversary of the Executive's death, an amount calculated in accordance with Section 5 for an aggregate of one hundred twenty
(120) payments.

    Section 11. Death After Retirement. If the Executive dies after retiring and prior to receiving one hundred twenty (120) salary continuation benefit payments, payments to the Beneficiary shall be continued, if living, until combined payments to the Executive and the Beneficiary shall total one hundred twenty (120) payments.

    Section 12. Payments to an Estate. If the Executive fails to designate a valid Beneficiary in the Joinder Agreement or if there is no designated Beneficiary surviving the Executive, then any remaining payments due shall be commuted and paid to the Executive's estate. If the Beneficiary shall die after receiving one or more payments, but before all payments have been made, any remaining payments shall be commuted and paid to such Beneficiary's estate.

    Section 13. Voluntary Termination of Service. If the Executive voluntarily terminates employment with the Company and all Affiliates

    (a)  prior to attaining age 55, or

    (b) after attaining age 55, but prior to attaining 65 and completing 5 years of service, neither the Executive nor any Beneficiary shall be entitled to any benefits under this Plan.

    Section 14. Involuntary Termination of Service. If the Executive involuntarily terminates employment with the Company and all Affiliates primarily from circumstances not within the control of the Executive, but other than by death, disability or for cause, and if he continues to provide exclusive consultative services after such termination of employment, his salary continuation benefit shall be paid to the Executive beginning on the first day of the first calendar month following the date the Executive reaches age 65 and on the first day each calendar month thereafter so long as the Executive shall live; provided, however, that after payments begin at age 65, in no event shall the Company and all Affiliates make less than one hundred twenty (120) such payments, whether to the Executive or to the Beneficiary. If the terminated Executive dies before age 65, no benefit shall be paid under this Plan.

    Section 15. Termination of Service After a Change In Control of the Company. In the event of a voluntary or involuntary termination of service of the Executive within two years subsequent to a change in control of the Company, as defined in the LNC Executive Severance Benefit Plan, in effect immediately preceding such change in control, such Executive shall be treated as continuing employment with the Company until age 65, and the conditions for benefits in
Section 16, below, shall not apply.

    Section 16. Conditions for Benefits. In the event of an Executive's involuntary termination of service, all benefits as provided in this Plan shall be forfeited if the Executive fails to act, directly or indirectly, as an exclusive consultant to the Company until age 65; provided, however, that the Company may waive the requirements in this Section 16 in a written document signed by its Chief Executive Officer.

    Section 17. No Right or Title to Funds. The Company shall have no obligation to set aside, earmark, or entrust any fund, policy, or money with which to pay any obligations under this Plan. The Executive, and any successor in interest to him, shall be and remain simply a general creditor of the Company with respect to any promises to pay under this Plan in the same manner as any other creditor who has a general claim for an unpaid liability. Neither the Executive nor any Beneficiary shall acquire any right in or title to any funds or assets of the Company otherwise than by and through the actual payment of the monthly or annual payments hereunder. The Company shall not make any loans or extend credit to an Executive which will be offset by benefits payable under this Plan.

    Section 18. Definitions and Rules of Construction. Except where the context clearly indicates to the contrary, the following terms have the meanings specified:

    (a ) "Beneficiary" means the beneficiary or beneficiaries designated in the Joinder Agreement by the Executive. The designation of beneficiary by the Executive in the last Joinder Agreement executed prior to death shall control. Payments under this Plan to the last designated beneficiary or his estate shall relieve the Company from all responsibility to any beneficiary designated in a prior Joinder Agreement.

    (b) "Joinder Agreement" means the document agreed to by the Company by which the Executive affirmatively demonstrates a desire to participate in the Plan according to the terms and conditions herein and designates a Beneficiary.

    (c) The pronouns "he" and "his" include the other gender.

    (d) The terms "herein," "hereof," and "hereunder" refer to the Plan in its entirety.

    (e) This Plan may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (f) The headings in this Plan are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

    Section 19. No Assignments, etc. Neither the Executive nor a Beneficiary, shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the payments provided by this Plan; nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise. Upon the occurrence of any event in violation or attempted violation of this provision, any payments thereafter payable hereunder shall, in the sole and uncontrolled discretion of the Company, be subject to cancellation; whereupon, the Company may, but need not, make such payments to someone else deemed by it to be a natural object of the bounty of the Executive, and such payments shall relieve the Company and all Affiliates of any further or other obligation hereunder.

    Section 20. Amendment, Suspension or Termination of Plan. This Plan may be amended or terminated at any time and from time to time by the Company without an Executive's consent, but no amendment shall operate to give the Executive, or his Beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Company and any Affiliates, except the right upon fulfillment of all terms and conditions hereof to receive the payments herein provided. Likewise, no amendment, suspension or termination of this Plan shall, in and of itself, result in the forfeiture of any salary continuation benefit promise accrued to an Executive who is in the active employment of the Company at such time or to an Executive who's service has been involuntarily terminated as described in Section 14 and no amendment, suspension or termination of this Plan shall operate to reduce or diminish any benefit after payment of such benefit has begun.

    Section 21. No Effect on Employment. This Plan shall not supersede any other contract of employment, whether oral or in writing, between the Company, its Affiliates and the Executive, nor shall it affect or impair the rights and obligations of the Company and the Executive, respectively, thereunder; and nothing contained herein shall impose any obligation on the Company to continue the employment of the Executive.

    IN WITNESS WHEREOF, the Company has caused its name to be subscribed to this amendment, restatement, and continuation.


                                            LINCOLN NATIONAL CORPORATION


                                            By _________________________
                                               Ian M. Rolland, Its Chairman




                            Lincoln National Corporation
             Salary Continuation Plan for Executives Joinder Agreement


    I, _______________________________________, ("Executive") hereby agree to the terms and conditions of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates ("the Plan"), as amended through January 1, 1992, and as it may be amended, and request participation thereunder effective as of ___________________________, 19 __.

    I acknowledge that the Company is under no obligation to continue the Plan and that being a participant thereunder in no way guarantees my employment. Until further notice, I request that any death benefits be payable to:

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                                 Name

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       Address                                        Relationship

---------------------------                 ------------------------------
         Date                                    Signature of Executive



    Lincoln National Corporation agrees to the terms and conditions of the Plan and participation in that Plan by the Executive and acknowledges his/her request for participation this ________ day of ____________________________, 19 __.


                                            LINCOLN NATIONAL CORPORATION

                                            By __________________________

                                            Title _______________________



PCDocs No. 44128\1